Exhibit 10.45
Agreement for Purchase and Sale of Assets dated June 14, 1999



                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                                      Among
                         Network Peripherals Asia, Inc.,
                            Network Peripherals Inc.

                                       and

                            Adhoc Technologies, Inc.
                        Altima Communications Asia, Inc.

                       Date of Agreement: [June 14, 1999]




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.       Definitions.........................................................  1
         1.1      "Adhoc Indemnitees"........................................  1
         1.2      "Affiliate"................................................  1
         1.3      "ASIC".....................................................  1
         1.4      "Assets"...................................................  2
         1.5      "Closing"..................................................  2
         1.6      "Closing Date".............................................  2
         1.7      "Copyrights"...............................................  2
         1.8      "Damages"..................................................  2
         1.9      "FDDI Products"............................................  2
         1.10     "Fixed Assets".............................................  2
         1.11     "Indemnification Period"...................................  2
         1.12     "Industrial Designs".......................................  2
         1.13     "Legal Proceeding".........................................  2
         1.14     "NPI Indemnitees"..........................................  2
         1.15     "NuWave Products"..........................................  3
         1.16     "Patent Rights"............................................  3
         1.17     "Person"...................................................  3
         1.18     "Proprietary Rights".......................................  3
         1.19     "Representatives...........................................  3
         1.20     "System Development".......................................  3
         1.21     "System Products"..........................................  3
         1.22     "Trademarks"...............................................  3
         1.23     "Trade Secrets"............................................  3

2.       Purchase of Assets; Consideration...................................  3
         2.1      Consideration from NPI Asia to Adhoc.......................  3
         2.2      Consideration from Adhoc to NPI............................  4
         2.3      Allocation.................................................  4
         2.4      Sales and Other Taxes......................................  4
         2.5      Third-Party Consents.......................................  4

3.      Representations and Warranties of NPI................................  5
         3.1      Authority; Consents and Approvals..........................  5
         3.2      Organization and Good Standing.............................  5
         3.3      No Breach or Violation.....................................  5
         3.4      Proprietary Rights.........................................  6
         3.5      Title to Fixed Assets......................................  6
         3.6      Litigation.................................................  6
         3.7      Compliance with Laws.......................................  6
         3.8      Taxes......................................................  7



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
         3.9      No Brokers.................................................  7

4.       Representations and Warranties of Adhoc.............................  7
         4.1      Authority; Consents and Approvals..........................  7
         4.2      Organization and Good Standing.............................  7
         4.3      No Breach or Violation.....................................  7
         4.4      Litigation.................................................  8
         4.5      Broker's and Finders' Fees.................................  8

5.       Covenants...........................................................  8
         5.1      Publicity..................................................  8
         5.2      Confidentiality............................................  8
         5.3      Bulk Sales Laws............................................  8
         5.4      Further Assurances.........................................  8
         5.5      Rights Reserved to NPI.....................................  9
         5.6      Limitation on Adhoc's Use of Assets........................  9
         5.7      Licenses to NPI US.........................................  9
         5.8      Third Party Licenses....................................... 10
         5.9      NRE Payments............................................... 10
         5.10     Employment Matters......................................... 10

6.       The Closing......................................................... 11
         6.1      Time and Place............................................. 11
         6.2      NPI Actions at the Closing................................. 11
         6.3      Adhoc Actions at the Closing............................... 11
         6.4      Passage of Title........................................... 11

7.       Indemnification
         7.1      Survival of Representations................................ 11
         7.2      Indemnification by NPI..................................... 11
         7.3      Indemnification by Adhoc................................... 12
         7.4      Defense of Third Party Claims.............................. 12

8.       General Provisions.................................................. 13
         8.1      Assignment................................................. 13
         8.2      Expenses................................................... 13
         8.3      Notices and Representatives................................ 13
         8.4      Entire Agreement and Modification.......................... 14
         8.5      Construction of Agreement.................................. 15
         8.6      Relationship of the Parties................................ 15
         8.7      Waiver..................................................... 15
         8.8      Venue for Dispute Resolution............................... 15



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
         8.9      Governing Law.............................................. 15
         8.10     Severability............................................... 15
         8.11     Parties in Interest........................................ 15
         8.12     Further Instruments........................................ 16
         8.13     Absence of Third Party Beneficiary Rights.................. 16
         8.14     Counterparts............................................... 16



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                                LIST OF EXHIBITS


         Exhibit A         Assets

         Exhibit B         NPI's Disclosure Schedule

         Exhibit C         Adhoc's Disclosure Schedule

         Exhibit D         Bill of Sale

         Exhibit E         Purchase Price Allocation

         Exhibit F         NPI Asia Employees

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "Agreement"), dated as of June 14 , 1999] (the "Effective Date"), is entered into by and among Network Peripherals Inc. ("NPI US"), a Delaware corporation with a principal place of business at 1371 McCarthy Blvd., Milpitas, California 95035, Network Peripherals Asia, Inc. (NPI Asia"), a corporation organized under the laws of Taiwan with a principal place of business at 15, WuChuan 5th Road, Wu-Ku Industrial Park, Taipei County, Taiwan 241ROC (NPI Asia and NPI US are sellers of the assets described herein and are collectively referred to as "NPI"), and Altima Communications Asia, Inc., a corporation to be organized under the laws of Taiwan with a principal place of business located in HsinChu, Taiwan, and is the purchaser of the assets described herein, and Adhoc Technologies, Inc., a California corporation with a principal place of business at 2055 Gateway Place, Suite 700, San Jose, California 95112, as the guarantor with respect to all payments for and on behalf of Altima Conununications Asia, Inc. (Altima Communications Asia, Inc. and Adhoc Technologies, Inc. are collectively referred to as "Adhoc").


                                    RECITALS

         A. NPI Asia is a wholly-owned subsidiary of NPI US, a company in the business of developing and supplying network technologies and products.

         B. The Board of Directors of each of the parties hereto believes it is in the best interests of such party and its respective stockholders that Adhoc purchase certain of the assets of NPI Asia, and assume certain of the liabilities, of NPI.

         C. Adhoc wishes to purchase from NPI Asia, and NPI Asia wishes to sell to Adhoc, ownership and commercial exploitation rights in certain tangible and intangible assets as set forth in Exhibit A ("Assets").


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1 ("Definitions").

                  1.1 "Adhoc Indemnitees" means the following Persons: (a) Adhoc; (b) Adhoc's current and future wholly-owned subsidiaries and Affiliates;
(c) Adhoc's Representatives; and (d) the successors and assigns of such Persons.

                  1.2 "Affiliate" of a party means any Person, domestic or foreign, including but not limited to, parents and subsidiaries, which directly or indirectly possess the power to direct or



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cause the  direction  of the  management  and  operating  policies of any of the foregoing entities through ownership of a majority (more than fifty percent (50%)) of the voting and/or equity securities of such entity.

                  1.3 "ASIC" means an integrated circuit in the form of a single chip or chipset.

                  1.4 "Assets" mean the tangible and intangible assets listed and described on Exhibit A ("Assets").

                  1.5 "Change in Control" means the acquisition, directly or indirectly, by any person or entity of the voting securities representing more than fifty percent (50%) of the voting power of such corporation.

                  1.6 "Closing" means the closing of the sale and transfer of the Assets from NPI to Adhoc.

                  1.7 "Closing Date" means July 1, 1999, or such other date as Adhoc and NPI may agree in writing.

                  1.8 "Copyrights" mean all worldwide rights and interests in and to all copyrights, including rights to reproduce, and all registrations, applications for registrations therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights.

                  1.9 "Damages" shall include any loss, diminution in value, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

                  1.10 "FDDI Products" means NPI's adapter cards, concentrators, hubs and switches based on Fiber Distributed Data Interphase technology, a set of ANSI protocols used to send digital data over fiber optic cables.

                  1.11 "Fixed Assets" refers to the tangible assets identified on Exhibit A ("Assets").

                  1.12 "Indemnification Period" means the period commencing on the Closing Date and ending at midnight, Pacific Standard Time, on the end of the eighteenth month from the Closing Date.

                  1.13 "Industrial Designs" mean worldwide rights and interests in and to all industrial designs, and all registrations, applications for registration thereof and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights.



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                  1.14 "Legal  Proceeding" means any action,  suit,  litigation,
arbitration   proceeding   (including  any  civil,   criminal,   administrative,
investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other governmental body or any arbitrator or arbitration panel.

                  1.15 "NPI Indemnitees" means the following Persons: (a) NPI, each of them; (b) NPI's current wholly-owned subsidiaries and Affiliates; (c) NPI's Representatives; and (d) the successors and assigns of such Persons.

                  1.16 "NuWave Products" means NPI's Layer 3 switching products utilizing the following eight ASICs and derivative works thereof: SFAA, SFCA, MSIA, MACIA, EFEA, GFEA, SICA and MSFA.

                  1.17 "Patent Rights" mean worldwide rights and interests in and to all issued or pending United States and foreign patents, and all registrations, applications for registration (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions thereof) and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such right.

                  1.18 "Person" shall mean any individual, partnership, entity or governmental body.

                  1.19 "Proprietary Rights" mean those Copyrights, Trade Secrets, Patent Rights, Industrial Designs, Trademarks and other intellectual property rights (if any) owned by NPI and existing on the date hereof or arising or acquired on or prior to the Closing Date and to be transferred to Adhoc pursuant to this Agreement, as specifically set forth on Exhibit A ("Assets") hereto.

                  1.20 "Representatives" means officers, directors, employees and agents.

                  1.21 "System Development" refers to research, development or engineering efforts related to System Products.

                  1.22 "System Products" refers to networking, computer and technology products, including but not limited to individual and multiple boards, whether or not provided within a chassis, but excluding standalone ASICS.

                  1.23 "Trademarks" means all worldwide right and interest in and to trademarks, common law trademarks, trade names, service marks, common law service marks and service names, together with all registrations, applications for registration and licenses therefor, and together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights, and together with the goodwill of the business related to the Assets.



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                  1.24 "Trade Secrets" means all non-public  information,  trade secret rights and know-how, together with all ancillary rights thereto, including the right to sue for damages by reason of misappropriation of any such rights.

         2. Purchase of Assets; Consideration.

                  2.1 Consideration from NPI Asia to Adhoc. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, NPI Asia shall sell, convey, assign, transfer and deliver to Adhoc, and Adhoc shall acquire and accept, all right, title and interest in and to the Assets.

                  2.2 Consideration from Adhoc to NPI.

                           (a) Subject to the terms and  conditions set forth in
this Agreement, and in consideration for NPI Asia's transfer of the Assets to Adhoc, Adhoc will pay One Million Six Hundred Twenty Thousand Dollars (US$1,620,000) (the "Purchase Price"). Adhoc shall pay the Purchase Price to NPI Asia by wire transfer to the following account:

                                    California Bank and Trust
                                    320 California Street
                                    San Francisco, CA
                                    ABA No. 121002042
                                    Account number 019-001866-70

Adhoc shall pay the cash consideration described in this Section to NPI US, for itself and as agent for NPI Asia. NPI shall be entitled to enforce the foregoing obligation directly against Adhoc Technologies, Inc. and/or Altima Communications Asia, Inc. through any available means, legal or equitable.

                           (b) The  Purchase  Price shall be paid in  accordance
with the following schedule:

                                    (i) Four Hundred Thousand Dollars ($400,000)
- Adhoc pays NPI this non-refundable amount on the signing of this Agreement scheduled for June 14, 1999.

                                    (ii)   Five   Hundred    Thousand    Dollars
($500,000) - Adhoc pays NPI three hundred thousand dollars ($300,000) and Oliver Szu pays on behalf of Adhoc to NPI two hundred thousand dollars ($200,000) for a combined total of five hundred thousand dollars ($500,000) on the Closing Date (July 1, 1999).

                                    (iii)  Seven  Hundred  and  Twenty  Thousand
Dollars  ($720,000)  - Adhoc pays this amount the earlier of (1) July 1, 2000 or
(2) five (5) days after Adhoc undergoes a Change in Control. On the closing date, Adhoc is to provide NPI a letter of credit from a reputable financial institution acceptable to NPI for securing this amount.



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                  2.3  Allocation.  Each of the  parties  agrees to report  this transaction for foreign and domestic state and federal tax purposes. Adhoc and NPI agree to use such allocation in filing any applicable report, form or filing made with applicable taxing authorities. If any taxing authority makes or proposes an allocation different from that set forth in Exhibit E ("Purchase Price Allocation"), Adhoc and NPI shall cooperate with each other in good faith
to  contest  such  taxing  authority's   allocation  (or  proposed  allocation);
provided, however, that, after consultation with all parties adversely affected by such allocation (or proposed allocation), any other party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

Each party requesting cooperation shall reimburse the cooperating party for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in rendering such cooperation.

                  2.4 Sales and Other Taxes. Adhoc agrees to pay and discharge when due, any and all sales, use, transfer, excise, value-added and other like taxes imposed or levied by any government or governmental agency in the United States or other foreign Jurisdiction by reason of the sale and transfer of the Assets under this Agreement, other than any capital gains taxes arising out of the sale of Assets (collectively, the "Transfer Taxes"). The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize the Transfer Taxes.

                  2.5 Third-Party Consents. To the extent that any Proprietary Right is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. NPI and Adhoc shall use its commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Proprietary Right to Adhoc in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, NPI shall cooperate with Adhoc in any reasonable arrangement designed to provide for Adhoc the benefits intended to be assigned to Adhoc under the relevant Proprietary Right, including enforcement at the cost and for the account of Adhoc of any rights of NPI against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Adhoc shall have no obligation with respect to any such Proprietary Right.

         3. Representations and Warranties of NPI. Except as disclosed in NPI's Disclosure Schedule attached as Exhibit B ("NPI's Disclosure Schedule"), NPI US and NPI Asia, jointly and severally, hereby represent and warrant to Adhoc that as of the Effective Date:

                  3.1 Authority; Consents and Approvals. NPI has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by NPI and constitutes the legal, valid and binding obligation of NPI enforceable against NPI in accordance with its and their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting



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the rights of creditors generally and available  equitable remedies,  and except as the enforcement of the indemnification provisions may in any way be limited by applicable securities laws or held to be against public policy. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority on the part of NPI is required in connection with the valid execution, delivery and performance of this Agreement by NPI, and the consummation by NPI of the transactions contemplated hereby, except for the consents referenced in Sections 3.7 of NPI's Disclosure Schedule.

                  3.2 Organization and Good Standing. NPI US and NPI Asia are each corporations duly organized, validly existing and in good standing under the laws of Delaware and Taiwan, respectively, and each has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. NPI is qualified to do business in every jurisdiction for which qualification is required unless the absence of qualification would not have an adverse effect on NPI's business as it relates to the Assets. Nothing contained in any of the foregoing prevents the consummation of the transactions contemplated by this Agreement.

                  3.3 No Breach or Violation. The execution, delivery and performance of this Agreement by NPI, and the consummation by NPI of the transactions contemplated hereby or thereby, will not result in or constitute any of the following: (i) a material default, breach or violation or an event that, with notice or lapse of time or both, would be a material default, breach or violation of the charter documents of NPI or any material agreement, instrument or arrangement which would prevent the consummation of the transactions contemplated hereby or thereby or by which the Assets are bound;
(ii) the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets; (iii) the acceleration of NPI's performance pursuant to any indenture, contract, agreement or instrument related to the Assets; and (iv) the violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction (which violation would have a material adverse effect on the business of NPI relating to the Assets).

                  3.4 Proprietary Rights.

                           (a) No Infringement.  NPI Asia owns all right,  title
and interest in and to, or has valid and sufficient licenses in, all Proprietary Rights as used in NPI Asia's business activities conducted prior to the Closing, free and clear of all liens, claims and encumbrances. The consummation of the transactions contemplated hereby will not alter or impair any of the Proprietary Rights. To NPI's best knowledge, following the Closing, the use, reproduction, distribution and commercial exploitation of the Proprietary Rights by Adhoc as such activities have been conducted by NPI Asia prior to the Closing will not violate or constitute a misappropriation of the proprietary rights of any third party enforceable in the United States or Taiwan.

                           (b) No Third Party  Claims.  NPI has not received any
notice of claims which have been, or will be, asserted against NPI or to NPI's knowledge, any licensee of NPI,



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and to NPI's  knowledge,  no claims are pending  against NPI or any  licensee of
NPI, by any person regarding NPI's or such licensee's right to use of any of the Proprietary Rights.

                           (c) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS
AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED TO ADHOC ON AN AS-IS, WHEREAS BASIS, WITHOUT ANY WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

                  3.5 Title to Fixed Assets. NPI has good and marketable title to all of the Fixed Assets included in the Assets, all of such Assets are free and clear of restrictions on or conditions to transfer or assignment and, at the Closing, NPI will sell, convey, assign, transfer and deliver to Adhoc good and marketable title and all of NPI's worldwide right, title and interest in and to all of such tangible assets, free and clear of any mortgages, liens, pledges, encumbrances, claims, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for (a) such of the foregoing as arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and (b) such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the tangible assets subject thereto or affected thereby.

                  3.6 Litigation. NPI has not received any notice of a claim, action, proceeding or investigation pending or threatened (a) against or by NPI involving the Assets or (b) which questions or challenges the validity of this Agreement or any action taken by NPI pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby. NPI does not know of any valid basis for any such claim, action, proceeding or investigation. NPI is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have a material adverse effect on NPI's business relating to the Assets.

                  3.7 Compliance with Laws. NPI Asia is not in violation of any applicable foreign, US federal, state or local statute, law, rule or regulations with respect to the Assets, except for such violations as would not have a material adverse effect on the value, economic, commercial or otherwise, of the Assets. NPI Asia has obtained all governmental licenses, orders, approvals, and authorizations required in connection with the conduct of its business as it relates to the Assets, except for such of the foregoing which, if not obtained, would not have a material adverse effect on the value, economic, commercial or otherwise, of the Assets.

                  3.8 Taxes. There are no liens or similar encumbrances relating to or attributable to federal, state, provincial, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") on the Assets, other than liens for Taxes not yet due. After giving effect to the consummation of the transactions contemplated hereby, the Assets will not be subject to, nor will Adhoc have, any liability in respect of any Taxes arising from or relating to,



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the  ownership,  possession,  operation or use of the Assets by NPI Asia, or the operation of the business of NPI related to the Assets, prior to the Closing.

                  3.9 No Brokers. Except for payments to Oliver Hsing-Chung Szu, NPI is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transfer of the Assets.

         4. Representations and Warranties of Adhoc. Except as disclosed in Adhoc's Disclosure Schedule attached as Exhibit C ("Adhoc's Disclosure Schedule"), Adhoc hereby represents and warrants to NPI that as of the Effective Date and as of the Closing Date:

                  4.1 Authority; Consents and Approvals. Adhoc has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Adhoc and constitutes the legal, valid and binding obligation of Adhoc enforceable against Adhoc in accordance with its and their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and available equitable remedies, and except as the enforcement of the indemnification provisions may in any way be limited by applicable securities laws or held to be against public policy. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority on the part of Adhoc is required in connection with the valid execution, delivery and performance of this Agreement by Adhoc, and the consummation by Adhoc of the transactions contemplated hereby.

                  4.2 Organization and Good Standing. Adhoc is a corporation duly organized, validly existing and in good standing under the laws of California, and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

                  4.3 No Breach or Violation. The execution, delivery and performance of this Agreement by Adhoc, and the consummation by Adhoc of the transactions contemplated hereby, will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of the charter documents of Adhoc or any material agreement, instrument or arrangement to which Adhoc is a party or by which Adhoc is bound or (ii) the violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction.

                  4.4 Litigation. Adhoc has not received any notice of a claim, action, proceeding or investigation pending or threatened (a) against or by Adhoc which, if not resolved in favor of Adhoc, would have a material adverse effect on the business, assets, financial condition or operating results of Adhoc or (b) which questions or challenges the validity of this Agreement or any action taken by Adhoc pursuant to this Agreement or in connection with the transactions contemplated hereby. Adhoc does not know of any valid basis for any such claim, action, proceeding or investigation. Adhoc is not subject to any judgment, order or decree entered into any lawsuit or proceeding which has had or may have a material adverse effect on Adhoc's business.

                  4.5 Broker's and Finders' Fees. Adhoc has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         5.   Covenants.   Adhoc  and  NPI  each  agree   (except  as  expressly
contemplated by this Agreement or to the extent that both parties shall otherwise consent in writing) that:

                  5.1 Publicity. The initial public announcement concerning the transactions contemplated by this Agreement shall be made jointly with the prior approval of both Adhoc and NPI, which approval shall not be unreasonably withheld or delayed.

                  5.2 Confidentiality. Adhoc and NPI previously entered into a Non-Disclosure Agreement dated March 29, 1999 (the "NDA"). The NDA is hereby incorporated by reference into and made a part of this Agreement, and will remain in full force and effect following execution of this Agreement. Except as otherwise expressly provided in this Agreement, from and after the Closing all Trade Secrets that are included in the Assets will be deemed to be Confidential Information (as defined in the NDA) of Adhoc, and NPI will be deemed to be the receiving party with respect to such Confidential Information.

                  5.3 Bulk Sales Laws. NPI Asia and Adhoc hereby mutually agree to waive compliance with any applicable bulk transfer laws of any applicable jurisdiction in connection with the sale of Assets to Adhoc. NPI agrees to indemnify, defend and hold Adhoc Indemnitees harmless from any claims arising out of an actual or alleged failure to comply with any applicable bulk transfer laws.

                  5.4 Further Assurances. From time to time after the Closing Date, at Adhoc's request and expense but without further consideration, NPI Asia will execute and deliver such further instruments of conveyance and transfer and will take such other action as Adhoc may reasonably require in order more effectively to vest in Adhoc and to put Adhoc in possession and control of the Assets and its respective rights in the Assets.

                  5.5 Rights Reserved to NPI. Adhoc acknowledges and agrees that no rights in or to the NuWave Products or the FDDI Products, including but not limited to the Copyrights, Trade Secrets which are used in the development of or are embodied in the NuWave Products or the FDDI Products, Patent Rights, Industrial Designs, Trademarks and other intellectual property rights thereto (if any), are transferred or assigned to Adhoc under this Agreement (collectively, the "Reserved Rights") and NPI is the sole and exclusive owner thereof. Adhoc agrees that if at any time after the Closing it discovers or otherwise becomes aware of any Reserved Rights coming into the possession of Adhoc through the sale of Assets pursuant to this Agreement or otherwise being or becoming embodied in the Assets, Adhoc shall immediately notify NPI of all pertinent details thereof NPI may then, in its sole and absolute discretion, direct Adhoc to either return to NPI or destroy such embodiments. At NPI's request, an executive officer of Adhoc shall certify in writing that such return or destruction has taken place on a timely basis. Notwithstanding the foregoing, Adhoc agrees that it shall not at any time make any use of any Reserved Rights without NPI's prior written consent, which consent may be withheld or granted in NPI's sole discretion.

                  5.6 Limitation on Adhoc's Use of Assets. Adhoc agrees that for the first eighteen (18) months after the Closing, it may not use any of the Assets for System Development to compete directly with NPI without NPI's prior written consent, which consent may be withheld or granted in NPI's sole discretion.

                  5.7 Licenses to NPI US.

                           (a) Effective Upon the Closing Date,  Adhoc grants to
NPI a worldwide, nonexclusive, non-transferable, royalty-free, fully paid-up, perpetual, irrevocable, nonsublicenseable (except to foundries for manufacturing on behalf and for the benefit of NPI) license to reproduce, prepare derivative works based upon, distribute, make and have made, use, offer to sell, sell, import and otherwise commercially exploit the Proprietary Rights for any purposes related to System Development of NPI System Products; provided, however, that the foregoing license shall not pen-nit the development, distribution, manufacture, sale, importation, or other commercial exploitation of any stand-alone ASICS. The foregoing notwithstanding, NPI shall have the right to sublicense any software in which the Proprietary Rights are embodied solely as necessary to operate NPI System Products for the benefit of NPI's end user customers, directly or indirectly.

                           (b) NPI shall own all right,  title and  interest  in
and to all versions, releases, improvements, extensions, translations, derivative works and embodiments of Proprietary Rights as embodied in the Assets transferred to Adhoc (collectively, the "Derivative Works") created by or on behalf of NPI pursuant to the foregoing licenses and are subject to Adhoc's ownership rights in the Proprietary Rights.

                           (c) NPI will  immediately  notify Adhoc of any actual
or alleged infringement or misappropriation of a Proprietary Right by any third party. In the event Adhoc fails to promptly take action to prosecute such infringement or misappropriation, NPI may elect to do so. If NPI prevails in such action against an infringing or misappropriating third-party, NPI shall be reimbursed its legal cost and expenses related to prosecuting such action out of any damages which are awarded in such action and any remaining damages recovered shall be shared equally between NPI and Adhoc. In the event NPI prevails but the damages are insufficient to reimburse NPI its legal cost and expenses, NPI and Adhoc shall share the cost and expense of such action equally provided that Adhoc has agreed to such the prosecution of such action by NPI prior to its commencement. If NPI does not prevail in such action, NPI shall have sole responsibility for its legal costs and expenses.

                           (d)  NEITHER  PARTY  SHALL  HAVE  ANY  LIABILITY  FOR
INCIDENTAL,  CONSEQUENTIAL,  SPECIAL, EXEMPLARY OR DIRECT DAMAGES

ARISING OUT OF OR RELATED TO THE LICENSES UNDER THIS SECTION 5.7, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY, EVEN EF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  5.8 Employment Matters.

                           (a) NPI agrees to pay all  severance,  accrued  bonus
payments and accrued vacation to each individual employed by NPI Asia immediately prior to the Closing ("NPI Asia Employee") to the extent that such payments are in relation to an individual's employment with NPI Asia (as listed in Exhibit F ("NPI Asia Employees")) prior to the Closing Date.

                           (b) For two years from the Closing  Date  neither NPI
nor any of its present or future Affiliates, nor any successor of NPI or purchaser of all or substantially all of NPI's assets (other than Adhoc) shall solicit the employment of any NPI Asia Employee, whether as employees, consultants or otherwise, without Adhoc's consent.

                  5.9 Most Favorite Nation Status.

For a period of eighteen month from the date of the first purchase order from NPI for Adhoc products, NPI shall enjoy Most Favorite Nation status (as defined below) from Adhoc Technologies, Inc. Most Favorite Nation status shall mean NPI shall enjoy the best price Adhoc is providing to any other customers in the purchase of each respective Adhoc product. NPI agrees that NPI shall only purchase Adhoc products in quantities sufficient for use in the production of NPI products and that NPI shall not resell any Adhoc products purchased from Adhoc as stand-alone products. NPI understands and agrees that NPI shall keep the content of this Section in strict confidence and that this Most Favorite Nation status will be revoked if this confidence is breached by NPI.

         6. The Closing.

                  6.1 Time and Place. The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue, Palo Alto, California 94301, at 10:00 a.m., Pacific Standard Time, on the Closing Date, or at such other place or time as Adhoc and NPI may agree.

                  6.2 NPI Actions at the Closing. At the Closing, NPI will deliver or cause to be delivered to Adhoc the following:

                           (a) an  original  Bill of Sale in  substantially  the
form of Exhibit D ("Bill of Sale") executed by an authorized officer of NPI;

                           (b)  such  additional  duly  executed  documents  and
instruments of conveyance, assignment or transfer of title as may be necessary to transfer and assign to Adhoc all right, title and interest in the Assets, including assignments of any and all Proprietary Rights, to Adhoc;

                           (c) a certificate  of the Secretary of NPI US stating
that this transaction as stated herein has been validly approved by NPI US' board of directors; and

                           (d) an original  certificate  of the Secretary of NPI
Asia stating that this transaction as stated herein has been validly approved by NPI Asia's board of directors.

                  6.3 Adhoc Actions at the Closing. At the Closing, Adhoc will deliver to NPI the Purchase Price by wire transfer against delivery of the items specified in Section 6.2 ("NPI Actions at the Closing").

                  6.4 Passage of Title. Legal and equitable title and risk of loss with respect to all of the Assets shall pass to Adhoc on transfer of the Assets at the Closing.

         7. Indemnification.

                  7.1 Survival of Representations. The representations and warranties made by NPI set forth in Section 3 ("Representations and Warranties of NPI") hereof shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period.

                  7.2 Indemnification by NPI. During the Indemnification Period, NPI shall hold harmless, indemnify and pay for the defense of each of the Adhoc Indemnitees from and against, and shall compensate and reimburse each of the Adhoc Indemnitees for, any Damages which are directly suffered or incurred by any of the Adhoc Indemnitees or to which any of the Adhoc Indemnitees may otherwise become subject and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 ("Representations and Warranties of NPI") hereunder or in any certificate delivered by NPI in connection with this Agreement; (ii) any breach of any covenant or obligation of NPI hereunder; (iii) any liability arising out of or relating to the use, ownership or operation by NPI of the Assets prior to the Closing; or (iv) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clauses (i), (ii) or (iii) above (including any Legal Proceeding commenced by any Adhoc Indemnitee for the purpose of enforcing any of its rights under this Section 7.2 ("Indemnification by NPI") if such Adhoc Indemnitee is the prevailing party in any such Legal Proceeding). The foregoing indemnity obligation shall not extend to any third party claims alleging infringement of proprietary rights where such claims arise or relate solely to Adhoc's use of the Assets from and after the Closing.

                  7.3 Indemnification by Adhoc. During the Indemnification Period, Adhoc shall hold harmless, indemnify and pay for the defense of each of the NPI Indemnitees from and against, and shall compensate and reimburse each of the NPI Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the NPI Indemnitees or to which any of the NPI Indemnitees may otherwise become subject and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 4
("Representations and Warranties of Adhoc") hereunder or in any certificate delivered by Adhoc in connection with this Agreement; (ii) any breach of any covenant or obligation of Adhoc hereunder; (iii) any third party claims alleging infringement of proprietary rights where such claims arise or relate solely to Adhoc's use (including but not limited to modification and distribution) to the Assets from and after the Closing; (iv) the conduct or continuation of the business related to the Assets from and after the Closing; or (v) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clauses (i), (ii), (iii) or (iv) above (including any Legal Proceeding commenced by any NPI Indemnitee for the purpose of enforcing any of its rights under this Section 7.3 ("Indemnification by Adhoc") if such NPI Indemnitee is the prevailing party in any such Legal Proceeding).

                  7.4 Defense of Third Party Claims. In the event of the assertion or commencement by any person (other than a Adhoc Indemnitee or NPI Indemnitee, as the case may be) of any Legal Proceeding (whether against Adhoc, NPI or against any other Person) with respect to which NPI (or Adhoc, as the case may be) may become obligated to hold harmless, indemnify, compensate or reimburse any Adhoc Indemnitee (or NPI Indemnitee, as the case may be) pursuant to this Section 7 ("Indemnification"), the procedure set forth below shall be followed:

                           (a) Notice.  The party entitled to receive  indemnity
under this Section 7 (the "Indemnified Party") shall give prompt written notice to the party obligated to indemnify (the "Indemnifying Parties") of the commencement of any such Legal Proceeding against the Indemnified Parties for which indemnity may be sought under this Section 7 ("Indemnification"); provided, however, that any failure on the part of an Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Section 7 ("Indemnification") unless such failure to give prompt written notice shall cause any actual harm to the Indemnifying Party. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

                           (b) Defense.  The  Indemnifying  Party shall have the
right to control the defense and settlement of any Legal Proceeding; except that if the Indemnified Parties are NPI Indemnitees, any attorney selected by Adhoc as the Indemnifying Party shall be agreed to by both Adhoc and NPI. When NPI or any NPI Indemnitee is an Indemnified Party, Adhoc shall promptly upon NPI's request provide to NPI reports regarding the status of defending or settling any Legal Proceeding and advise NPI of any proposed settlement or compromise immediately. The Indemnified Parties shall have the night to participate in such defense with its own counsel provided that such Indemnified Parties pay the expense of such counsel; provided, however, that in the event of any conflict of interest arising from arising from Indemnifying Party's defense of any such claim, Indemnified Parties shall have the night to employ counsel of its (their) own choosing at Indemnifying Party's expense.

                           (c)  Cooperation.  Indemnified  Parties  will provide
Indemnifying Parties with all reasonably requested assistance in the defense and settlement of any Legal Proceeding, all at Indemnifying Party's sole cost and expense.

         8. General Provisions.

                  8.1 Assignment. Neither party shall directly or indirectly sell, assign, subcontract or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of the other parties, except as permitted in this section. Any party may assign this Agreement to any of its Affiliates, provided that the assigning party remains responsible for and guarantees the full performance of this Agreement after such assignment. In addition, any party may, without the prior notice to or written consent of the other parties, assign or transfer this Agreement as part of a corporate reorganization, consolidation, merger or sale of substantially all of its assets, provided that the successor entity assumes all of the assigning party's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

                  8.2 Expenses. Except as otherwise provided in this Agreement, each of the parties shall each pay its own costs and expenses, including legal and accounting fees, commissions and expenses, related to the transactions provided for in this Agreement, irrespective of when incurred. Each party agrees to pay (and to indemnify and to hold harmless the other parties from) any liability for any commission or compensation in the nature of an advisor's or finder's fee to any person or firm for which such party, or any of its employees or representatives, is responsible.

                  8.3 Notices and Representatives. Any notice or reports required or permitted to be given under this Agreement shall be given in writing and shall be delivered by personal delivery, telegram, facsimile transmission or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices:

         To NPI US at:               Network Peripherals Inc.
                                     1371 McCarthy Blvd.
                                     Milpitas, CA 95035
                                     U.S.A.
                                     Attention: Chief Financial Officer
                                     Facsimile: (408) 321-9218


         To NPI Asia:                Network Peripherals Asia, Inc.
                                     c/o Network Peripherals Inc.
                                     1371 McCarthy Blvd.
                                     Milpitas, CA 95035
                                     Attention: Chief Financial Officer

                                     Facsimile: (408) 321-9218


         with copy to:               Gray Cary Ware & Freidenrich LLP
                                     400 Hamilton Avenue
                                     Palo Alto, CA 94301
                                     U.S.A.
                                     Attention: Jay M. Spitzen
                                     Facsimile: (650) 327-3699


         To Adhoc at:                Adhoc Technologies, Inc.
                                     2055 Gateway Place, #700
                                     San Jose, CA 95110
                                     U.S.A.
                                     Attention: Emil Chang
                                     Facsimile: (408) 453-3701


                  8.4 Entire Agreement and Modification. This Agreement (including its Exhibits and the NDA) constitutes the entire agreement of Adhoc and NPI relating to the purchase and sale of the Assets and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, letters of intent and agreements in principle between them, whether written or oral, relating to that subject matter. This Agreement (including its Exhibits) may only be amended by a written instrument signed by Adhoc and NPI.

                  8.5 Construction of Agreement. This Agreement has been negotiated by the respective parties and their attorneys, and its language shall not be construed for or against any party. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

                  8.6 Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever. This
Agreement confers no rights upon either party except those expressly granted herein.

                  8.7 Waiver. Delay or failure to exercise any right or remedy under this Agreement shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default. Waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. All waivers must be in writing signed by the party to be charged.

                  8.8 Venue for Dispute Resolution. Any suit or action at law or in equity initiated by either party to enforce or interpret this Agreement will be brought in a court of competent jurisdiction in Santa Clara County, California.

                  8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California, without regard to its choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable.

                  8.10 Severability. The provisions of this Agreement are severable, and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

                  8.11 Parties in Interest. Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assigns, nor is anything contained in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over against any party to this Agreement.

                  8.12 Further Instruments. Each party agrees to execute and deliver such further instruments and documents, and to take such further actions, as may be reasonably requested by the other after the Closing to carry out the purposes of this Agreement.

                  8.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

                  8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.15 Arbitration. The parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this agreement. Either party may initiate negotiations by providing written notice in letter form to the other party, setting forth the subject of the dispute and the relief requested. The recipient of such notice will respond in writing within five days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority shall meet at a mutually agreeable time and place within ten days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be submitted to JAMS/ENDISPUTE, or its successor, for arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS/ENDISPUTE's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from
JAMS/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they shall participate in the arbitration in good faith, and that they shall share equally in its costs. The provisions of this Paragraph may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

"NPI US":                                      "Adhoc":

Network Peripherals Inc.                       Adhoc Technologies, Inc.


By: \s\ William Rosenberger                    By: \s\ Stewart Wu
    -----------------------------                  -----------------------------

Title: President & CEO                         Title: President & CEO
       --------------------------                     --------------------------


"NPI Asia."
Network Peripherals Asia, Inc.                Altima Communications Asia, Inc

By: \s\ William Rosenberger                   By: \s\ Stewart Wu
    -----------------------------                  -----------------------------

Title: Chairman                               Title: Principal
       --------------------------                     --------------------------